                                                                 Exhibit 10.38

                    PURCHASE AND SYSTEM DEVELOPMENT AGREEMENT

        This Agreement Is made on the 8th day of March 2002 by and between Mars Electronics International, Inc. Delaware Corporation with principal offices all 1301 Wilson Drive, West Chester, Pennsylvania 19380 ("MEI") and USA Technologies, Inc. a Pennsylvania Corporation with principal offices at 200 Plant Avenue, Wayne, Pennsylvania 19087 ("USA Tech"), MEI and USA may sometimes be referred to herein as the "Party" or "Parties."


        WHEREAS, MEI is a is a leading manufacturer of electronics utilized in the vending, retail, kiosk and telecom industries, and

        WHEREAS, USA Tech is a leading manufacturer of credit card and other transaction devices for use in the office and vending equipment industries, and

        WHEREAS, MEI and USA Tech desire to further the usage of credit card transactions in the above stated industries in the US and Canadian market,

        NOW! THEREFORE, in consideration of the mutual covenants and promises contained herein, MEI end USA Tech agree as follows:

        1. PURPOSE. The purpose of this Agreement is to progress the usage of credit cards specifically within the vending industry and, If warranted, other industries including, but not limited to the retail, kiosk and telecom industries. MEI and USA Tech will accomplish this with (1) the joint development of an interface specification or the implementation of the USA Tech interface specification as the "open interface specification" for connecting card readers to vending machine controllers and telemeters, (2) a USA Tech developed credit card reader solution to connect to the MEI Telemeter using the interface specification described above in (1), that does not consume the bill acceptor mounting position in a vending machine (the USA Tech developed credit card reader solution that connects to the MEI Telemeter that is specifically referred to in Subsection 2 is hereinafter referred to as "Product" per Appendix A), all known as the Development Phase see Section 3A). A Market Phase (see Section 3B), will commence immediately upon the successful completion of the Development Phase per the Time Table of Deliverables in Appendix B, provided the product meets all agreed specifications and therefore deemed ready for Product launch.

        2. TERM OF AGREEMENT. This Agreement shall have a two (2) year term and shall expire on the second annual anniversary date of execution of the Agreement unless earlier terminated pursuant to Sections 14, 15, 16, 17, and 22 below. By mutual consent or in the event this Agreement expires prior to one (1) full year of Production sales, this Agreement will be extended for a one (1) year additional term or for the additional time frame needed for Product to have one
(1) full year of sales, by an amendment hereto duly executed by both Parties' authorized representatives.

        3A. DEVELOPMENT PHASE. During the Development Phase as outlined per Appendix B, both Parties agree to work together to lay the ground work for the sales of the Product in the market place according to the points of the Agreement detailed heretofore. This work includes:

        A. Both Parties will refrain from working with the identified competition of the other during the Development Phase for the promotion or development of credit card acceptance equipment or the promotion of credit card clearing services. For MEI, his includes other providers of cash payment systems, limited to Coinco, ConLux (or Dixie Narco as it relates to their distribution of Conlux payment systems to other parties) Global Payment Technologies (GPT) and Japan Cash Machines. For USA Tech, this is limited to US Wireless, Stich Network or IBM.

        B. Both Parties will work together to address any major account concerns that may prevent the Product from USA Tech from being accepted as a viable product offering in the market by those parties. This is limited to Pepsico, the Coca Cola Company and their affiliated bottling operations.

        C. Both Parties will have the right to pursue activities will other parties, including the direct competition of either Party if explicitly directed to do so during the Development Phase by identified major accounts. or MEI, this is limited to PepsiCo, The Coca-Cola Company and their affiliated bottling operations. For USA Tech, this is limited to ZiLOG. The Coca Cola Company or their affiliated bottling enterprises. IBM or Marconi.

        D. In the event the Product does not meet the targeted cost, completion schedule or specification as outlined in Appendix A at the end of the Development Phase. both Parties will agree either to terminate or to re-negotiate the terms of this Agreement.


        3B. MARKET PHASE. The Market Phase will be entered immediately upon the completion of a market ready product within the timeframe identified during the Development Phase per Appendix B. During the Market Phase both parties have the right to operate in the market to sell the Product with the provisio that exclusivity will be maintained with respect to each others competitors as identified in 3A subsection A for the development and sale of credit clearing equipment and financial services for use in the US Vending Market.

        At the start of the Market Phase, an "opt out" on exclusivity is available for either Party for customers identified explicitly in Section 3A, Subsection C and under the following conditions: if potential credit card equipment. Clearing services or other business is at risk due to exclusivity, either Party may exclude those customers from the exclusivity of the Market Phase.

        "Opt Out" will be executed in writing to the other Party, stating the reason for the inability to agree to exclusivity for each customer excluded from the Market Phase.

        Both Parties will continue to work together for acceptance of the Product by customers excluded during the Market Phase.

        4. PROPRIETARY AND CONFIDENTIAL INFORMATION. MEI and USA Tech agree not to disclose or utilize any proprietary information supplied by the Parties to each other during the term of this Agreement except where disclosure or utilization of said information is required to perform the services contemplated herein. Any proprietary or confidential information previously exchanged between the Parties shall be subject to the requirements of this Agreement as fully as if this Agreement had been in affect on the date such information was provided. Any disclosure to proprietary and/or confidential information will be limited to those employees or agents who need to know such information for the purpose of performing services contemplated herein, it being understood that a such persons will be informed of its confidential nature and be directed to treat it confidentially. Promptly, upon request, each Party will return confidential or proprietary information to the other without retaining copies.

        5. NONSOLICITAT1ON. During the term of this Agreement and for a period of one year after the termination of this Agreement hereunder for whatever reason, each Party agrees that it will refrain from and will not without the prior written consent of the other Party, directly or indirectly solicit any of the employees of the other Party to terminate their employment with the other Party for their own employ.

        6. DELIVERY. All delivery of Product to MEI by USA Tech wills F.O.B. Wayne, PA. The Parties agree that the delivery time for the Product is two (2) to four (4) weeks from the date of receipt of purchase order from MEI.


        7. PRODUCT PRICE/PAYMENT

        a) USA Tech shall sell the Product to MEI at the prices set forth on the attached Appendix A, plus applicable sales taxes, shipping charges and all costs attendant to delivery of the Product to MEI. The prices set forth in Appendix A shall be fixed for one year following the first production run of the Product at the prices set forth on the attached Appendix A, plus applicable sales taxes, shipping charges and all costs attendant to delivery of the Product to MEI. The prices set forth in Appendix A shall be fixed for one year following the first production runs of the Product.

        b) Payment Terms. Payment to USA Tech is due and payable thirty (30) days after receipt of the Product and invoice by MEI.

        8. WARRANTY. USA Tech shall provide the same warranty period to MEI as MEI provides to its customers. For a standard twelve (12) month warranty period, USA shall repair and maintain the Product at no parts and labor charges to MEI, one repair and/or replacement basis, except for shipping costs, which are the responsibility of MEI. In the event MEI offers a warranty in excess of twelve
(12) months to its customers, MEI and USA Tech will determine a Warranty Program specific to each customer, in connection with the standard or extended warranties. USA Tech's entire liability and MEI's entire and exclusive remedy shall be limited to repairing and/or replacing the Product. USA Tech's warranty shall not apply if the Product has been damaged by improper or unreasonable use, negligence, accident or any other causes unrelated to defective materials and workmanship. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES OF USA TECH- EXPRESSED OR IMPLIED, ORAL OR WRITTEN. INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR MERCHANT ABILITY AND FITNESS FOR A PARTICULAR PURPOSE WHICH ARE EXPRESSLY DISCLAIMED.

        9. DUTIES OF USA TECH. USA Tech's duties shall include the following:

        a) To independently develop the Product within the timelines outlined per Appendix B, that mounts in vending machines independent of the existing bill acceptor opening (specifically, can/bottle and full line machines).

        b) To provide MEI and MEI customers the financial services associated with the Product of a monthly fee not to exceed $10.00 per Product.

        c) To ensure financial service rates do not exceed 6% per transaction.

        d) To support MEI in the establishment of public domain standard credit card interface (not MDB) for the vending industry and specifically to inte5rface with MEI Telemeter (part of the Product design in Appendix
     C).

        e) To provide Installation (raining arid warranty for Product cold by USA Tech at USA Tech's cost.

        f) To provide MEI with residual income from the network and financial services.

        g) To pass through any communications fees, which will be incremental to USA Tech's financial fees, to the end customer as part of the customer's monthly fee. These communications fees will be subsequently reimbursed to MEI by USA Tech.


        10. DUTIES OF MEI. MEI's duties shall include the following:

        a) To provide the sales force to sell the Product and adhere to the schedule in good faith (See Appendix B). at no cost to USA Tech, via internal and external Sales Associates. {External Sales Associates are organized by Full Line and Bottling industries then by region and/or specific customer,)

        b) To develop an open standard device capable of WAN communication that will enable transaction in the vending machine when connected to the Product.

        c) To provide distribution channels for the Product via MEI's active distributors nationwide and via direct sales in OEMs.

        d) To develop and provide advertising and promotional materials for sales and distribution purposes.

        e) To develop and provide a training program for the Product for Sales Associates and distributors.

        f) To provide Engineering and Marketing support in development of the generic reader interface at the rate of approximately 32 man-hours per month by qualified MEI Associates. Additional requested support will be negotiated on a case-by-case basis.

        g) To provide installation and warranty for Product sold by MEI at MEI's cost.

        h) To provide USA Tech Product forecasts for each calendar year quarter, sixty (60) days prior to the first of each respective calendar quarter.

        i) To provide remuneration to USA Tech in the event Product sales of 10,000 units are `not achieved either by the expiration of this Agreement or after on a (1) full year of Product sales whichever occurs last. Such remuneration will be paid on the basis of $4.00 per unit for the difference between 10,000 units and actual units sold. Payment shall be made within sixty (60) days form the expiration or termination of this Agreement. The final calculation shall be made on the basis of $4.00 per unit (e.g., 8,000 units unsold equates to a remuneration of $32,000.00).

        j) To sell he MEI Telemeter to USA Tech for use with the Product.

        k) For MEI to take in to consideration the manufacturing of the Product by MEI for USA Tech.

        l) Upon the execution of this Agreement. MEI will use its best efforts to develop new sales of USA Tech's credit card accepting equipment. financial service products and E-Port product based upon MEI's acceptance of USA Tech's Reseller Agreement.

        m) To provide a working communication link between the vending machine and USA Tech's financial services.

        11. ASSIGNMENT. Neither Party may subcontract or assign this Agreement, or any purchase order issued pursuant to it, to any third party without the prior written consent of the other Party, except that MEI may assign its rights end obligations under this Agreement in whole or in pan to any division, subsidiary, or corporate affiliate of MEI without the consent of USA Tech.

        12. GOVERNING LAW. This Agreement shell be governed by the laws of the State of Pennsylvania and any and all actions brought to enforce or interpret this Agreement shall be brought in the State Courts of the State of Pennsylvania and the Parties hereby consent and grant to the State Courts of Pennsylvania jurisdiction over any and all causes of action arising pursuant to this Agreement and/or any related agreements between Parties.

        13. INTERVENING LAW. If the Federal, State, Local and/or any other governmental authority forbids the doing of business by and between the Parties hereto, then this Agreement shall be deemed null and void and of no effect.

        14. MEI'S RIGHT TO TERMINATE AGREEMENT. MEI may immediately terminate this Agreement by written notice if;

        a) Any relevant Federal, State or Local authority fails to approve this Agreement or otherwise objects to the performance by USA Tech or MEI of any obligation imposed on them under this Agreement.

        b) MEI forms the view that the performance by it or USA Tech of any obligation imposed under this Agreement may reasonably be expected to result in breach of any applicable Federal, State or Local law.

        c) USA Tech fails to perform Duties as specified in Section 9.


        l5. USA'S RIGHT TO TERMINATE AGREEMENT. USA Tech may immediately terminate Agreement by written notice if:

        a) Any relevant Federal, State or Local authority fails to approve this Agreement or otherwise objects to the performance by USA Tech or MEI of any obligation imposed on them under this Agreement.

        b) USA Tech forms the view that the performance by it or MEI of any obligation imposed under this Agreement may reasonably be expected to result in breach of any applicable Federal, State or Local law.

        c) MEI fails to perform Duties as specified in Section 10.

        16. ACTS OF INSOLVENCY. Either Party may terminate this Agreement without liability by written notice to the other and may regard the other Party in default of this Agreement if the other Party makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets or becomes subject to any proceeding under any bankruptcy law, whether foreign, or has wound up or liquidated, voluntarily or otherwise. In the event that any of the above events occur, that Party shall immediately notify in writing the other Party of its occurrence.

        17. RIGHTS TO MANUFACTURE. Should this Agreement be terminated due to default, the defaulting Party shell grant a two (2) year non-exclusive right to manufacture the most current version of the Product and/or Telemeter for the purpose of the other Party's use, manufacture or distribution. To this end, all intellectual property rights, including without limitation, patents and the necessary know-how to enable and ensure the manufacture and distribution of the Product, shall be provided free of charge by the defaulting Party and is to include all necessary production drawings, specifications as well as a list of all suppliers. Furthermore, the defaulting Party shall offer for sale to the other all proprietary tools required for the manufacture of the Products

        18. INDEPENDENT CONTRACTORS. Both Parties agree that MEI and USA Tech will act as independent contractors in the performance of their respective duties under this Agreement. Accordingly, both Parties shall be responsible for payment of all applicable taxes including Federal, State and Local taxes arising out of their respective activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance tax relating to the respective Party performing services hereunder and any other taxes or business license fees as required by law to be paid by such Party in connection with the services contemplated herein. At no time shall employees of one Party be considered employees of the other Party.

        19. FORCE MAJEURE. In the event that either Party is unable to perform any of its obligations under this Agreement, or to enjoy any of its benefits because of natural disaster, actions or decrees if governmental bodies or communication line failure not the fault of the affected Party (referred to as a "Force Majeure Event"), the Party who has been so affected shall immediately give written notice to the other Party and shall do everything possible to resume performance. Upon receipt of such notice, all obligations under the Agreement shall be immediately suspended. If the period of non-performance exceeds thirty (30) days from the receipt of notice of the Force Majeure Event, the Party who has been so affected may, by giving written notice, terminate this Agreement.


        20. INSURANCE

        a) Both Parties agree to carry through out the term of this Agreement at its sole cost and expense the following insurance policies:

        (i) A Comprehensive General Liability Policy with limits of not less than one million dollars ($1,000,000) each occurrence and two million dollars ($2,000,000) aggregate and having endorsements for a personal injury, property damage, product liability and contractual coverage;

          (ii) Worker's Compensation Insurance that shall include Employer's Liability Insurance in accordance with the laws of the State of Pennsylvania for USA Tech's employees manufacturing the equipment and/or working in related facilities during the installation and servicing of the Products.

        b) Within a reasonable time each Party will provide the other with paid up Certificates of Insurance for the above policies. Certificates of Insurance shall contain endorsements naming MEI/USA Tech as an additional insured and further providing that such policies shall not be materially changed, amended and/or canceled except after thirty (30) days advance written notice from the insurance company to the affected Party. For claims related to and/or resulting from the Products, USA Tech's insurance coverage will at all times be primary regardless of any insurance maintained by MEI.

        21. INDEMNIFICATION. Each Party shall, at its own expense, defend, indemnify and hold harmless the Party, its divisions, subsidiaries or corporate affiliates and each of their employees, officers and directors against any and all liability, demands, damages, expenses and losses for death, personal injury, illness or property damage arising out of each Party's negligence, gross negligence, recklessness or willful conduct and any breach if its representations, warranties or performance under this Agreement.

        22. DEFAULT. Failure of either Party to comply with the terms and conditions contained herein shall constitute a breach of the Agreement and the non-defaulting Party may send written notice to the other Party detailing the nature of such breach. The defaulting Party shall have thirty (30) days to cure the breach. The defaulting Party's failure to cure the breach in thirty (30) days will result in the immediate termination of the Agreement at the option of the aggrieved Party. In the event of default, the non-defaulting Party shall have the right to pursue all available remedies at law or in equity.

        23. NO PARTNERSHIP. Nothing contained herein shall be deemed as creating a partnership, joint venture or similar business relationship between the Parties or as authorizing either Party to bind, contract for or incur any liability or obligation for or in the name of the other. Both Parties agree nothing herein shall be construed to create any contract right on the part of any third party or any duty or obligation to such third party on the part of MEI or USA Tech whatsoever.

        24. KEY PERSONNEL. Both Parties may mutually agree as to who of USA Tech's personnel is essential to the performance of this Agreement (See Appendix D for "Key Personnel"). Notwithstanding anything to the contrary in this Agreement, USA Tech shall immediately notify MEI upon any change in its Key Personnel (specifically, any Key Personnel that leaves USA Tech's employ for any reason) and shall make good faith effort to replace any Key Personnel within sixty (60) days of said personnel's departure.

        25. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon an inure to the benefit of the parties hereto, their successors and assigns.

        26. SUPERCEDING AND INCORPORATING CLAUSE. The terms and conditions of this Agreement are deemed incorporated by reference into any and all purchase orders, agreements or other contracts by and between the Parties without specifically making reference to same. To the extent a conflict exists between the terms and conditions of this Agreement and any previous agreements between the Parties, the terms of this Agreement will be controlling.

        27. PATENTS, INTELLECTUAL PROPERTY, COPYRIGHT and TRADEMARKS.

        USA Tech owns all right, title and interest in and to the USA Tech Initial Intellectual Property, MEI owns all right, title and interest in and to the MEI Initial Intellectual Property. Each Party shall have the sole right to file for, obtain, maintain, register and extend patent and copyright protection for any Patent and Copyright, and to control the prosecution of applications, for the Initial Intellectual Property that it owns. Each Party shall have the sole right to file for, obtain, maintain, register and extend trademark protection for any Trademark and to control the prosecution of applications, for the Initial Intellectual Property that it owns.

        Nothing shall prevent or limit either Party from engaging in research, development or commercialization for third parties of the Initial Intellectual Property that it owns or any modifications, enhancements or derivative thereof.

        All right and title to and interest in Intellectual Property Rights resulting from this Agreement shall be owned either by MEI, USA Tech or jointly by the Parties. In the event that the development work is completed by one party, than that party shall own all Intellectual Property Rights. In the event that the development work is completed jointly by both parties, then both parties shall own the Intellectual Property Rights. "Intellectual Property Rights" means, collectively, the Patent Rights, Information and Inventions and Trademark Rights arising from this Agreement, but does not include 1) Copyrights pertaining to the Activities and Information and Inventions that are able to be copyrighted, which shall be owned by MEI to the extent they pertain to components of transactional electronics or by USA Tech to the extent they pertain to credit card transaction devices and 2) Patent Right or Information and Inventions to the extent they are created or invented solely by one Party without assistance from the other Party as evidenced by written records, in which case such Patent Right or Information and Inventions shall be owned solely by the inventing or creating Party.

        Under the performance of this Agreement, USA Tech and MEI shall promptly disclose to the other in writing the development, making, conception or reduction to practice of all Information and Inventions related to the Product, the interface specification or the Telemeter, whether created or discovered solely by a Party or jointly. However, in the case of any dispute whether a Patent Right or Information and Inventions fall within 2) above, the burden of proof shall be borne by the Party asserting that the Patent Right or Information and Inventions were created or invented with its assistance.

        At no time shall this Agreement be construed as granting any rights to or interests in one Party with respect to the property or equipment of the other Party. Neither party shall acquire any interest in the name, trademarks or trade name (whether registered or not) of the other nor use them in publicity releases or advertising, or in any other matter, including customer lists, without securing the prior written approval of the other. The proscription against such unauthorized publicity shall apply also to such publicity regarding the name of MEI, or its divisions, subsidiaries and/or corporate affiliates.

        28. SEVERABILITY. If any part of this Agreement is contrary to, prohibited by or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be.

        29. HEADINGS. Section headings used herein are for convenience of reference use only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

        30. NOTICES. Except as otherwise provided herein all notices and other communications required under the terms and provisions hereof shall be in writing and shall become effective when delivered by hand or received by overnight courier or registered first class mail, postage prepaid, addressed as follows:

            a) If to MEI,

               Andrea M. Grassi, Commercial Manager: Contracts & Services

               MEI
               1301 Wilson Drive
               West Chester, PA 19380
               Phone: (610) 430-2500, Fax: (610) 430-2694

            With copy to:

               Cary M. Sagady, Marketing Manager, Business Innovation'

            b) If to USA Tech:
               Michael K. Lawlor, Senior Vice President Sales & Marketing USA Technologies, Inc.
               200 Plant Avenue
               Wayne, PA 19087
               Phone: (610) 989-0340, Fax: (610) 989-0344

            c) If to any of the foregoing Parties at such other address as such Party shall from time to time designate in writing to the other Parties hereto.

        31. ENTIRE AGREEMENT. This Agreement contains the entire Agreement between the Parties and all understandings and agreements heretofore between the Parties are merged into this Agreement. This Agreement may be modified or amended only in writing, signed by both Parties hereto or their duty authorized agents.

        32. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

        IN WITNESS WHEREOF, the Parties hereto hereby execute this Agreement and agree to be bound by its terms.



Mars Electronics International, Inc.



ATTEST:                                     BY:
        ------------------------------           -------------------------------


ATTEST:                                     BY:
        ------------------------------           -------------------------------

USA Technologies, Inc.


ATTEST:                                     BY:
        ------------------------------           -------------------------------


                                  APPENDIX A -
                       Product Pricing and Financial Fees
       (To Be Determined at the end of the Development Phase, based on the cost and pricing parameters specified below)

A. The target cost for the Product will not exceed $120.00 per unit. Each Party will have the same percent profit margin on the Product. Notwithstanding, both Parties will target a 30% margin on their product cost. The target selling price of the Product to the customer is $200.00. The selling price shall be exclusive of the 5% MEI sales commission and is based on a quantity of 10,000 units. In the event Product sales exceed 10,000 units during the term of this Agreement, both parties will mutually agree upon next tier pricing.

B. In the event that financial services associated with the Product exceed $10.00 due to increased costs incurred by USA Tech, USA Tech will document and notify MEI in writing of the increased costs and implement the new credit card services fees in 30 days from the date of notification. Any monthly service fee increase will not exceed a 10% increase on an annual basis.

C. MEI will receive a residual income from the financial services based upon USA Tech providing the financial services to MEI and/or a MEI customer. For the first 10,000 Product being installed, USA Tech will pay ME[ a residual of $1.00 per Product per month. USA Tech will pay MEI a $2.00 residual per month per Product upon 10,001 Product being installed and USA Tech continues to provide MEI and/or MEI customers with financial services.

D. Payment to be made to MEI on a quarterly basis is linked to new sales of the Product by MEI Sales Associates and/or USA Tech Sales Associate (See Section 3).

E. USA Tech will provide MEI and ME] customers with financial services rates on a cost + 0.25% basis. In the event that financial services rates provided by USA Tech to MEI or to MEI customers exceed 6% due to increased costs incurred by USA Tech from the USA Tech credit card processor, USA Tech will document and notify MEI in writing of the increased costs and implement the new processing rates in 30 days from the date of notification. In no event shall financial service rates increase more than 10% on an annual basis.

F. In the event that ME] and USA Tech do not extend the agreement past the initial two (2) year term of this Agreement, USA Tech will continue to provide financial services to MEI and/or to MEI customers for a period of two (2) additional years from the termination date of this Agreement in accordance with E above.

APPENDIX B

Development Phase
for USA Technologies / MEI System

The new Product will be developed by USA Technologies during the course of this Agreement. The system will partition the card reader mechanics/electronics to invent a simple interface thereby allowing the reader to utilize the MEI telemeter. Additionally, the amount of hardware installed in the vending machine will be reduced.

As seen in the block diagram (Appendix C), there is increased flexibility in how a system can be configured. The ultimate goal is to validate the card account and enable the transaction. With this proposed approach, USA Tech or MEI can move the card data to an authorization bank.

The intellectual property of each company will be protected. USA Tech will control the encryption/decryption of card data along with card authorization while MEI will enable to vending machine with Easitrax(R) hardware.


Work Details:
-------------



                USA TECH                                     MEI: Easitrax
                Card Reader    arrow left --- arrow right    Remote Data
                  "The                                       Port
                Product"                   ^
                                           |
                                           |
                                           |
                                           |
                                        MEI/USA
                                        Tech Joint
                                        Development
                                        of Interface



Time Table of Deliverables:
---------------------------

--------------------------------------------------------------------------------
Deliverable                     Responsibility                  Date
--------------------------------------------------------------------------------
System Specification            MEI/USA Tech                    March 2002
--------------------------------------------------------------------------------
New Card Reader Prototype       USA Tech                        July 2002
--------------------------------------------------------------------------------
MEI Remote Data Port Proto.     MEI                             May 2002
--------------------------------------------------------------------------------
Integration Testing             MEI/USA Tech                    July/August 2002
--------------------------------------------------------------------------------
Press Announcement              MEI                             March 2002
                                                                (prior to Spring
                                                                NAMA)
--------------------------------------------------------------------------------
Sales Plan                      MEI                             September 2002
--------------------------------------------------------------------------------
End of Development Phase;       MEI/USA Tech                    October 2002
Product Launch at Fall NAMA
Show or earlier if
commercially available
--------------------------------------------------------------------------------
Customer Trials                 MEI/USA Tech                    August 2002
--------------------------------------------------------------------------------
Product Release & Ship          MEI/USA Tech                    October 2002
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Start of Market Phase
10K units sold                  MEI/USA Tech                    Per Agreement
                                                                Parameters
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   APPENDIX C


                                 USA/MEI System
                                 --------------


                        [PRODUCTION CHART APPEARS HERE]

                                   APPENDIX D
                         USA TECHNOLOGIES KEY PERSONNEL
                               (To be Determined)